Exhibit 10.3

RESEARCH AND DEVELOPMENT AGREEMENT
(for the preparation and utilisation of a work subject to copyright protection)

(hereinafter: Agreement)
Entered into by and between
SZEPESSY György (Place and date of birth: Budapest, 3 December 1948, residing at: 1053 Budapest, Kecskeméti u. 6., Mother’s name: SZENDREI Borbála, social security number: 014565722, tax identification code: 8299212286)
(hereinafter: Contractor), on the one hand;
and
VIDATECHTechnológiai Kutató, Fejlesztő és Szolgáltató Korlátolt Felelősségű Társaság (head office: 1095 Budapest, Soroksári út 94-96.; registered under No. 01-09-870107 by the [Budapest] Metropolitan Court, as Court of Registration, represented by KUN Dániel Jr, Managing Director; hereinafter: Customer), on the other hand,
(referred to hereinafter separately as Party and collectively as Parties), at the date and place stated hereinbelow, under the following terms and conditions.
This day the parties agreed according to the following conditions:

1.	Subject-matter of the agreement:
1.1.
By signing this agreement the Customer entrusts the Contractor with the research and development activity of the invention entitled “Development of equipment transforming the movement energy of running water into electricity”, quoted by inventors Salca János and Salca Viktor, but patented by the Customer under the name River – Power, furthermore, with the performance of a creation subject to copyright protection.

1.2.
The hydraulic test of 2 pieces of sample machines prepared and made available by the Customer was made in VITUKI Kht’s measurement wing gauging channel in the year 2007. The main units of the sample machines are constituted by 4 pieces of blade wheels with perpendicular axle, being in mechanical connection with each other. The equipment named Machine “A” by the Customer proved to be a more favourable version. The goal of the research task set out in this agreement shall be the finalisation of the performance data of this equipment proved to be more favourable and the selection of a shape version exploiting better the energy of running water. All this shall be carried out within the framework of patent protection, i.e. safekeeping the principle of operation providing the essence of the equipment and the structural elements to be assigned thereto, i.e. the perpendicular axle and the wheel constituted by the tipper.

The testing activity is a process consisting of several steps, the number of the versions to be tried in the laboratory at the level of experiment was 3. The performance of the equipment is influenced both by fluid flow and mechanical factors, thus both of them must be taken into consideration upon the compilation of the measurement programme. In the course of the measurements the number of the blade wheels being in a forced connection with each other was reduced, the wheels became independent of each other and also the role of the hydraulic conduction was examined. The detailed nature of the individual measurements depended on the development of the received performance data. The number of the operational graphs determined in the course of the test was minimum 14, we could reckon with at least 6 measurement points per graph. The versions were evaluated on the basis of the comparison of the results of measurement.

The measurement of the most favourable shaping version was duly detailed, as a result of the processing and evaluation of data even the re-calculation, at the level of estimation, of the connection between model and reality became possible. According to the presumption the tested equipment was at the same time a model at a scale of 1:4.

The hydraulic model test of the version(s) was made in the measurement wing gauging channel of VITUKI Kht. The equipment was put on a cart placed on the top of the gauging channel, rolling on rails, movable with adjustable speed. The basis of detailed gauging of the machine merged into water was constituted by the determination of the torque and the rotary speed acting on the axle, belonging to the speeds which were varied per step. On the basis thereof the mechanical capacity of the equipment became already calculable.

1.3.	The Contractor agrees to meet the request and by this agreement it assigns to the Customer the right of utilisation of the work to be created through the research and development activity.

2.	Deadlines:
2.1.	Evaluation of version 1	end of week 4
2.2.	Evaluation of version 2	end of week 8
2.3.	Evaluation of version 3	end of week 12
2.4.	Selection of the best version, preparation of a summarising report	end of week 16

The agreed on commencement of the work shall be the date of the occurrence of the first bank transfer under Clause 3. The planned completion shall be the end of week 16 following the commencement of the planning of version 1 (payment of the amount due upon the commencement of the work), and the end of such week 16 shall be simultaneously the deadline of the preparation of the summarising report.

3.	Basic entrepreneurial fee
The Contractor shall be entitled to HUF 3,000,000, say three million Forints, as advance payment on entrepreneurial fee, upon the commencement of the work, and then to further HUF 600,000, say six hundred thousand Forints per version according to the deadlines specified in Clause 2. The total basic entrepreneurial fee due for the preparations and the evaluation shall amount to HUF 4,800,000, say four million eight hundred thousand Forints in the aggregate.

Entrepreneurial success fee
The further part of the remuneration shall be proportionate to the success of the test and to the improvement of the efficiency of the machine. The basic amount of HUF 4,800,000, say four million eight hundred thousand Forints will be increased by further HUF 60,000, say sixty thousand Forints on each 10% increase of efficiency of the equipment serving as basis of the test, made available upon the commencement of the work. The full increase will be calculated on the basis of the result set out in the summarising report. The maximum performance of the machine qualified originally, achieved at a speed of flow of 1 m/sec shall serve as basis of comparison. The maximum value of the fee thus received will be identical to the fixed fee, i.e. it may be HUF 4,800,000.

The remuneration due to the agent for the preparation of an author’s work and for the utilisation thereof, detailed above, shall be divided in the following proportion:
-	author’s fee: 30%
-	royalty for the assignment of author’s property rights (right of utilisation): 70%

The Contractor shall not be entitled to any reimbursement of cost in addition the entrepreneurial fee.
The Contractor will only be entitled to entrepreneurial fee in the event of successful research work.

4.	Settlement of financial accounts:
4.1.	The Customer shall perform payment on the basis of a performance certificate, within 5 business days of the issuance of the certificate.
4.2.
Performance: Certificate issued by the Customer on the basis of the quantitative and qualitative control of the activity carried out by the Contractor (there will be no payment without such certificate).

4.3.	The Contractor requests to pay the remuneration through transfer to his bank account number 11773054 – 50375547 kept with OTP Bank Rt.
The part, remaining after the deductions, of HUF 3,000,000 due upon the commencement of the work shall be transferred in one instalment, while the portion, remaining after the deductions, of the further items amounting to HUF 600,000 each shall be transferred according to the scheduling set out in Clause 2. The fee due on the improvement of efficiency shall be transferred simultaneously with the handover of the closing report. The parties shall state the magnitude of the fee on the basis of the data included in the summarising report.

5.	Obligations of the Customer
5.1.	It shall provide the available information necessary for the Contractor.

6.	Obligations of the Contractor
6.1.	Fulfilment of the theoretic work required for the performance.
6.2.	The Contractor shall secure for himself the conditions required for his activity.
6.3.	He shall record the activity in the final documents.

7.	Method of co-operation
The contracting parties declare that  they shall meet their obligations of co-operation related to the development activity in the manner as generally expectable, they shall make available for each other the information required for the faultless performance of the research, according to the earlier practice.

7.1.	The parties appoint the following contact persons:
7.1.1.	On behalf of the Customer:
ZALA Mihály

7.1.2.	On behalf of the Contractor:
SZEPESSY György

8.	Clause of confidentiality:
The parties acknowledge approvingly that they may disclose any information qualified as business secret, learned by them in the course of this agreement to any third party only and exclusively in the event of the prior written consent of the other contracting party.

9.	Copyrights
The results, intellectual products coming into existence in the framework of the entrepreneurial agreement constitute in full the property of the Customer, the Contractor may not sell or utilise them outside the framework of the agreement, he may not claim any further legal interest therein.

10.	Liability for damages
The Contractor shall be liable for any damage caused through negligence to the Customer in connection with this agreement up to no more than the full fee under the agreement.

11.	Use of subcontractors
The Contractor may use any subcontractor with the prior consent of the Customer.

12. The author declares that he will make a declaration constituting annex to the agreement, published by the tax office, in respect of his income forming aggregated tax base in the tax year and in respect of taking into consideration the itemised accounting for costs or of the income contents of 90%, secured by law. The Utiliser will deduct the tax advance, defined in the legal rule in force on personal income tax, from the fee of agency taking this into account. The Utiliser is aware of the legal consequences of erroneous declaration.

13. The author declares that he is
-	in employment
-	retired
The certificate on the performance of the payment obligation of HUF 65, as healthcare contribution prescribed on the basis of Section 6 of Act LXVI of 1998 constitute annex to the agreement.

The Contractor agrees to report to the Customer any change in his employment affecting the payment of healthcare contribution within eight days.

14.	Legal rules connected to the agreement:
a.	Sections 412 to 414 of the Civil Code
b.
In the event of a legal dispute the parties shall first carry out reconciliation out of court. Should the reconciliation have no result, then the Central District Court of Pest or the [Budapest] Metropolitan Court will be entitled to decide the legal dispute, depending on the value limit

The parties have read and understood the agreement above, and they signed it approvingly, as a deed in full conformity with there will.

Budapest, 20 November 2008

L.S.

KUN Dániel Jr	SZEPESSY György
Managing Director	Contractor
Vidatech Kft.
Customer